UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2010

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensation for Principal Executive, Principal Financial and Named Executive Officers

Compensation for Antony Koblish, President and Chief Executive Officer

On March 3, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Orthovita, Inc. (the “Company”) completed its annual performance and compensation review of Antony Koblish, the Company’s President and Chief Executive Officer, and recommended to the Board the year-end 2009 cash bonus and stock option award grant for 2009 performance to Mr. Koblish. Based on the Committee’s recommendations, on March 4, 2010, the independent members of the Board approved the year-end 2009 cash bonus and stock option award grant for 2009 performance to Mr. Koblish as set forth in the table below.

Cash Bonus	Number of Shares of Common Stock Underlying Stock Option Awards
$238,904	300,000

Compensation for Other Named Executive Officers

On March 3, 2010, the Committee also completed its annual performance and compensation review of certain of the Company’s executive officers and approved the year-end 2009 cash bonuses and stock option award grants for 2009 performance to each of these officers as set forth in the table below.

Named Executive Officer	Cash Bonus	Number of Shares of Common Stock Underlying Stock Option Awards
Nancy C. Broadbent, Senior Vice President and Chief Financial Officer	$92,568	75,000
Maarten Persenaire, M.D., Chief Medical Officer	$126,880	100,000
Christopher Smith, Senior Vice President, Sales and Marketing	$126,473	85,000

The cash bonuses payable to the President and Chief Executive Officer and the Company’s other executive officers with respect to 2009 shown in the tables above were awarded in accordance with the Company’s Annual Target Performance Bonus program, which had been previously adopted by the Board upon the recommendation and approval of the Committee and disclosed in materials filed by the Company with the U.S. Securities and Exchange Commission.

The stock option awards shown in the tables above were issued under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as amended (the “Plan”). Each option has an exercise price of $4.09 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Market on March 4, 2010, the date on which the options were granted. Each option has a term of ten years from the date of grant and will vest with respect to 25% of the shares underlying the option on each of the first four anniversaries of the date of its grant and in accordance with the terms of the Plan.

Amended Terms of Employment for Principal Executive and Financial Officers

On March 4, 2010, based on the Committee’s recommendations on March 3, 2010, the Board approved the terms and conditions of Amended and Restated Employment Agreements with each of Antony Koblish, the Company’s President and Chief Executive Officer, and Nancy C. Broadbent, the Company’s Senior Vice President and Chief Financial Officer (Ms. Broadbent and Mr. Koblish, each an “Executive”), which amendments: (i) (a) modify provisions regarding “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) by providing that payments made to the Executive will be reduced below the threshold that triggers Code section 4999 excise taxes, but only to the extent that the net after-tax amount received after the reduction is higher than what the Executive would have received if the Executive paid the Code section 4999 excise taxes, and (b) clarify the process and methods for the computation of the parachute payments under Section 280G of the Code; (ii) with respect to equity awards granted to each Executive after 2009, eliminate the acceleration of vesting of such awards upon termination of the Executive’s employment without cause in the absence of a change of control; (iii) (a) in the case of Mr. Koblish, increase his 2010 base salary by $10,800 effective April 1, 2010, the date on which monthly automobile allowance payments of $900 are concurrently eliminated, and (b) in the case of Ms. Broadbent, increased her 2010 base salary by $7,200 effective April 1, 2010, the date on which monthly automobile allowance payments of $600 are concurrently eliminated; and (iv) conform to recent regulations issued under Section 409A of the Code.

All other material terms of the Executives’ employment agreements that were in effect prior to the Board’s approval of the amended terms will remain in effect under the amended and restated agreements.

Amended Terms of Employment for Other Named Executive Officers

On March 3, 2010, the Committee also approved a $7,200 increase in the 2010 base salaries for Maarten Persenaire, MD, the Company’s Chief Medical Officer, and Christopher Smith, Senior Vice President, Sales and Marketing, effective April 1, 2010, the date on which their monthly automobile allowance payments of $600 are concurrently eliminated. All other material employment terms for Dr. Persenaire and Mr. Smith will remain in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Nancy C. Broadbent
Senior Vice President and Chief Financial Officer

Dated: March 9, 2010